Exhibit 99.2

For Immediate Release:                              December 16, 2021

Home BancShares, Inc. Announces

State Approval for Merger with Happy Bancshares, Inc.

Conway, AR – Home BancShares, Inc. (NYSE: HOMB) (“Home” or “the Company”), the parent company of Centennial Bank today announced it has received approval from the Arkansas State Banking Board and the Arkansas State Bank Commissioner of its applications for the previously announced merger with Happy Bancshares, Inc. (“Happy”).

On December 15, 2021, the shareholders of Home voted to approve the issuance of common stock in the acquisition of Happy. In addition, on December 15, 2021, the shareholders of Happy voted to approve the Agreement and Plan of Merger. The acquisition is expected to close in the first quarter of 2022, subject to Federal Reserve Board approval.

 “In the last 90 days we have gained shareholder approval from both Happy Bancshares and Home BancShares shareholders, as well as approval from the Arkansas State Bank Department. At this stage, we are just waiting for Fed approval and are hopeful to close in Q1 of 2022,” said John Allison, Chairman.

Under the terms of the agreement, Happy Bancshares shareholders upon closing of the merger will receive 2.17 shares of Home BancShares stock for each share of Happy Bancshares they own and will be entitled to begin receiving quarterly dividends declared by Home BancShares. Based on a volume-weighted average closing price per share of Home BancShares stock of $24.05 during the 20-trading-day period ending on November 1, 2021, the per share consideration value is $52.19 and the aggregate transaction value is approximately $1.02 billion.

About Home BancShares

Home BancShares operates as the bank holding company for Centennial Bank that provides commercial and retail banking, and related financial services to businesses, real estate developers and investors, individuals, and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.” The company was founded in 1998 and is headquartered in Conway, Arkansas. Visit www.homebancshares.com or www.my100bank.com for more information.

About Happy Bancshares

Happy Bancshares operates as the bank holding company for Happy State Bank that offers a broad range of financial services and products through its current network of bank branches in communities across the Texas Panhandle, South Plains, Austin, Central Texas and the Dallas/Fort Worth Metroplex. Happy State Bank was founded in 1908 in Happy, Texas and today is headquartered in Amarillo, Texas. Visit www.HappyBank.com for more information.

General

This release may contain forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future, as well as statements about the benefits of the business combination transaction involving Home and Happy. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include, but are not limited to, the following:  economic conditions, credit quality, interest rates, loan demand, real estate values and unemployment; disruptions, uncertainties and related effects on our business and operations as a result of the ongoing coronavirus (COVID-19) pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the impact on, among other things, credit quality and liquidity; the possibility that the proposed acquisition of Happy does not close when expected or at all because required regulatory approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the possibility that such transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, ongoing or future effects of the COVID-19 pandemic, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Happy operate; the ability to promptly and effectively integrate the businesses of Home and Happy; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on acquisition-related issues; the effect of any future mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including as a result of one or more of the factors described above as they would relate to such transaction; the ability to identify, enter into and/or close additional acquisitions; legislative and regulatory changes and risks and expenses associated with current and future legislation and regulations, including those in response to the COVID-19 pandemic; technological changes and cybersecurity risks; the effects of changes in accounting policies and practices; changes in governmental monetary and fiscal policies; political instability; competition from other financial institutions; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; changes in the assumptions used in making the forward-looking statements; and other factors described in reports we file with the Securities and Exchange Commission (the “SEC”), including those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021.

Additional Important Information and Where to Find It

In connection with the proposed acquisition, Home has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of Home common stock to be issued to shareholders of Happy in connection with the transaction. The Registration Statement includes a joint proxy statement of Home and Happy and a prospectus of Home (the “Joint Proxy Statement/Prospectus”), as well as other relevant materials regarding the proposed merger transaction involving Home and Happy. INVESTORS AND SECURITY HOLDERS OF HOME AND HAPPY ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Home at Home’s website at http://www.homebancshares.com, Investor Relations, or by contacting Donna Townsell, by telephone at (501) 328-4625.

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Investor Contact

Donna Townsell

Director of Investor Relations

Home BancShares, Inc.

(501) 328-4625

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